THIRD AMENDED AND RESTATED PROMISSORY NOTE

This Third Amended and Restated Promissory Note is intended to completely amend and restate the Promissory Note between the parties dated October 7, 2011, in the original principal amount of $4,000,000.00, under the terms and provisions set forth below:

Date:  May 25, 2012

Maker:	Nevada Gold & Casinos, Inc. (“NGC”)

Maker’s Mailing Address:	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304

Holder/Payee:	Louise H. Rogers, as her separate property (“Rogers”)

Holder/Payee’s Mailing Address:	2512 Alta Mira
Tyler, Texas 75701-7301

The terms “Maker,” “Holder/Payee,” and other nouns and pronouns include the plural if more than one exists. The terms “Maker” and “Holder/Payee” also include their respective heirs, personal representatives, and assigns. NGC and Rogers are collectively referred to in this Note as the “Parties.”

Place for Payment (including county):	2512 Alta Mira
Tyler, Smith County, Texas 75701-7301

Principal Amount:         Four Million and No/100 Dollars ($4,000,000.00)

Annual Interest Rate:   Eleven and One-half Percent (11.5%)

Maturity Date:     The entire principal balance remaining and all accrued interest is due and payable on or before June 30, 2015.

Terms of Payment (principal and interest):

Interest payments only on or before the last day of each month, with the principal balance and all accrued interest due and payable on or before June 30, 2015 (the “Maturity Date”). This interest-only provision shall change as soon as NGC begins receiving payments from G Investments, LLC (or its successor or assignee), a Colorado limited liability company (“GI”), as a result of GI’s purchase of the assets of Colorado Grande Enterprises, Inc., a Colorado corporation (the “CGE Sale”), to the following terms:

1.	First, no later than five business days from the date of the CGE Sale, NGC shall pay down the principal due under this Note by Eight Hundred Thousand and No/100 Dollars ($800,000.00).
2.	In addition, NGC agrees that, as soon as it (or any of its subsidiaries) begins receiving payments from GI due pursuant to the promissory note to be issued by GI to NGC (or to any of NGC’s subsidiaries) on the date of the CGE Sale, the entire payment received by NGC (or any of its subsidiaries) from GI shall be applied to the outstanding principal amount owed within five business days of NGC’s receipt of each payment.
3.	NGC shall also continue to make interest payments to Rogers on or before the last day of each month, calculated on the average daily balance of principal outstanding during the month immediately preceding each payment through each payment’s due date.

Annual Interest Rate on Matured, Unpaid Amounts:   Eighteen Percent (18%)

Security for Payment:          As set forth in the May 2012 Amended and Restated Security Agreement between Rogers and NGC and certain subsidiaries of NGC dated May 25, 2012 (the “ARSA”), which is incorporated by reference in this Note for all purposes as if fully set forth at length.

NGC promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the Maturity Date.

NGC reserves the right to prepay the entire principal due under this Note at any time prior to the Maturity Date without penalty, and interest shall cease on any amount prepaid.

If NGC defaults in the payment of any installment of this Note of either principal or interest as the installment becomes due and payable, then in that event Rogers shall have the option to declare the entire unpaid balance of principal and accrued interest immediately due and payable. NGC [and each surety, guarantor, and endorser] waives all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notice of acceleration, protests, and notices of protest. All definitions and provisions of the ARSA related to default and all other matters in the ARSA apply to this Note.

The Parties to this Note intend to comply with the usury laws applicable to this Note. Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law. If any excess interest is provided for or contracted for in this Note, or charged to NGC or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither NGC nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest. Any excess interest that may have been collected shall be, at Rogers’ option, either applied as credit against any unpaid principal amount due or refunded to NGC. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then NGC shall pay Rogers’ actual attorney’s fees in addition to other amounts due.

This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney.

Executed to be effective as of May 25, 2012, expressly contingent upon the occurrence of all conditions precedent set forth in the May 2012 Amended and Restated Security Agreement and Schedule of Collateral between Rogers and NGC dated to be effective as of May 25, 2012, which is incorporated by reference in this Note for all purposes.

This Note shall only become effective if and when NGC and CGE close on the sale of the assets of CGE to G Investments, LLC (“GI”), pursuant to the Asset Purchase Agreement dated November 23, 2011, and as amended, entered into between CGE, as seller, and GI, as purchaser. That closing is expected to occur on May 25, 2012. If the asset sale from CGE to GI does not occur, then this Note shall be null and void and of no effect, and the prior note between the parties shall continue in full force and effect as if this Note had never existed.

Maker:

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges	May 24, 2012
	Robert B. Sturges, Chief Executive Officer	Date of Signature

Holder/Payee’s Consent to Amendment:

/s/ Louise H. Rogers	May 22, 2012
Louise H. Rogers	Date of Signature

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